Exhibit 10.1

BUSINESS CONSULTANCY AGREEMENT

For this particular instrument (this “Agreement”) the parties described below, by free will, sign this instrument of business consultancy agreement under the following terms and conditions:

LAKELAND BRASIL S.A. located in Salvador, BA, at Rua Luxemburgo, 260, Loteamento Granjas Rurais Presidente Vargas, quadra 0, lotes 82-83, Zipcode 41230-130, registered with corporate Taxpayer’s roll CNPJ/MF under number 04.011.170/0001-22, herein represented pursuant to its Bylaws, hereinafter simply referred to as CLIENT; and on the other hand;

MULTIPLICA Soluções EMPRESARIAIS LTDA., located in São Paulo, SP, at Rua Rego Barros, n2. 570, apto 104 bloco D, Jardim Vila Formosa, Zipcode 03460-000, registered with coporate Taxpayer’s CNPJ/MF under number 14.782.440/0001-52, herein represented pursuant to its Bylaws, hereinafter simply referred to as CONSULTANT,

WHEREAS, the CLIENT wishes to have the CONSULTANT performing the services hereinafter referred to, and

WHEREAS, the CONSULTANT is willing to perform these services,

NOW THEREFORE THE PARTIES, hereby agree as follows:

1.	The CLIENT hires the CONSULTANT to perform, in pertinent part, the following services:

a)	Assistance in securing immediate financing for CLIENT in order to alleviate cash flow constraints that are restricting its return to profitability, including, without limitation, loan guarantees by CONSULTANT (or affiliates) on behalf of CLIENT to various financial institutions.
b)	Emergency structuring and cash flow management services to ensure CLIENT will be able to secure future third party financing.
c)	Assistance in negotiation and revision of VAT Tax issues.
d)	Placing a full-time financial analyst at the office of the CLIENT.

2.	MANAGING COMMITTEE:
a)	A Managing Committee will be created and will consist of one (1) representative of CLIENT and one (1) representative of CONSULTANT.
b)	The Managing Committee will meet daily to discuss payment of invoices, financing of accounts receivable, factoring and negotiations with suppliers and banks. Payments proposed to be made to vendors and suppliers and loans must be pre-approved by the mutual agreement of the Managing Committee. All decisions of the Managing Committee must be included in the minutes of the Managing Committee.

c)	The financial obligations and other agreements and covenants of CLIENT or its parent company, Lakeland Industries, Inc. (“Lakeland USA”) relating to Lakeland USA’s financing transaction with Alostar Bank, shall not be subject to review, discussion or decision by the Managing Committee and are not within the jurisdiction of the Managing Committee. Provisions between Lakeland USA and Alostar Bank included in the foregoing restriction, include, without limitation, the Tencate USD $500,000 exposure limit, the corporate capital expenditure limit and the restriction on cash advances from Lakeland USA to CLIENT.
d)	If the event of a disagreement among the representatives of the Managing Committee, the most conservative financial decision will be adopted. In the event of a continuing disagreement, the members shall use reasonable good faith efforts to resolve any such differences they may have. If they fail to resolve these differences, then the members shall jointly refer any disputes to the Arbitration and Mediation Center of the American Chamber of Commerce in Sao Paulo (AMCHAM), in accordance with Section 12 below.
e)	Named, herein, for representation on the Managing Committee, are:
f)	By CLIENT: Eduardo Tavarez, registered with individual Taxpayers’ Roll CPF under 112.583.238-00, phone (11) 3613-3711, e-mail: eftavarez@lakeiand.com;
g)	By CONSULTANT: Luiz Aifredo Mader, registered with individual Taxpayers’ Roll CPF under 875.804.209.10 and bearer of the professional ID CREA-PR n2 25.399-D, phone (11) 99401-2530, e-mail: alfmader@hotmail.com.

3.	COSTS AND REMUNERATION:

a)	CONSULTANT shall receive, commencing on the Effective Date (defined in Section 7(c) below), as remuneration for the provision of consulting services contemplated by this agreement, the greater of (i) R$ 25.000 (Twenty Five Thousand reais) per month (the “Minimum Fee”) or (ii) 10% (ten percent) of EBITDA of CLIENT calculated based upon U.S. generally accepted accounting principles (GAAP) (the “EBITDA Amount”). EBITDA shall be defined to mean earnings before interest, taxes, depreciation and amortization; amounts paid or expenses incurred in connection with this agreement, including, without limitation, fees paid to CONSULTANT and the financial analyst and the Commission (defined below) shall be included as expenses in determining the EBITDA Amount. The EBITDA Amount shall be calculated as of the last day of each calendar quarter, subject to final approval by the Managing Committee of CLIENT.
b)	Payment of the Minimum Fee shall be made on the 5th day of each month during the term of this agreement. If the EBITDA Amount calculated for the applicable calendar quarter exceeds R$ 75.000 (Seventy Five Thousand reais), CLIENT shall pay to the CONSULTANT the excess amount, if any, on the last day of the month immediately following the calendar quarter end.
c)	The CONSULTANT will designate a financial analyst, an employee of the CONSULTANT who shall have the necessary competency to perform the responsibilities of CONSULTANT under this agreement, to provide full-time services for the CLIENT. The CLIENT may refuse the nomination if it deems the professional does not meet the qualification requirements needed to perform the works. In this case, CONSULTANT shall nominate another analyst. The financial analyst shall be paid a fee for the consulting work of R$ 12,000 (twelve thousand reais) per month, which fee shall be paid directly by CLIENT on the 5th day of each month.

d)	CLIENT shall reimburse CONSULTANT for the following expenses incurred in connection with the provision of services under this Agreement and upon provision of the appropriate expense vouchers:
•	Transportation to locations outside the metropolitan area of São Paulo / SP; and
•	Accommodation and food for professionals of CONSULTANT outside the metropolitan area of São Paulo - SP.
•	Any costs or expenses incurred by CONSULTANT in excess of R$5,000 in the aggregate during any calendar quarter shall be pre-approved in writing by the CLIENT.

4.	OBLIGATIONS:

a)	CONSULTANT agrees to be bound by the provisions set forth in the Annex I (Foreign Corrupt Practices Act Compliance) attached hereto and made a part of this agreement as if fully set forth in this agreement. CONSULTANT shall sign on a quarterly basis the declaration of compliance with the provisions set forth in the attached Annex I.
b)	CONSULTANT must comply, and be responsible for ensuring that CONSULTANT’S employees comply, with the NDA (non-disclosure agreement) signed by the parties.
c)	CONSULTANT must comply, and be responsible for ensuring that CONSULTANT’S employees comply, with provisions of Law 12.846, of 2013.
d)	CLIENT shall make the monthly payments to the CONSULTANT as contemplated by this agreement.
e)	CLIENT shall arrange a place and ways for the financial analyst of the CONSULTANT to perform its obligations to CLIENT as contemplated by this agreement.

5.	EQUITY SALES:

a)	If during the term of this agreement there is a sale of all of the outstanding capital stock of the CLIENT (a “SALE”), CONSULTANT shall be paid, as commission, an amount equal to ten percent (10%) of the Net Proceeds (defined below) of the SALE received by CLIENT (the “Commission”). The Net Proceeds shall be an amount equal to the cash proceeds received by CLIENT less (i) selling expenses (including commissions, legal, accounting and other professional and transactional fees); (ii) taxes (including sales, income, capital gains, transfer, deed or mortgage recording taxes) paid or reasonably estimated to be payable in connection with such Sale; and (iii) the principal, premium or penalty, interest and other amounts required to be paid in respect of any indebtedness of CLIENT and/or Lakeland USA or any of their subsidiaries. For the avoidance of doubt, the calculation of proceeds of the SALE shall not take into account any debt of CLIENT assumed by the purchaser.
b)	The CLIENT agrees that the minimum purchase price of a SALE of the CLIENT shall be seventy percent (70%) of the book value of the CLIENT determined in accordance with U.S. GAAP. For the avoidance of doubt, such book value shall reflect the VAT liability which is not, as of this date, reflected in the books and records of CLIENT pursuant to Brazil GAAP but is reflected on books and records maintained in accordance with US. GAAP.

c)	CONSULTANT acknowledges and agrees that CONSULTANT shall not be entitled to be paid the Commission if EDUARDO TAVAREZ or any affiliate is the purchaser in a SALE transaction.

6.	COLLATERALS:

Attend at present, acting as guarantors and major payers, obliged with CONSULTANT Mr. EDUARDO TAVAREZ, Brazilian, married, engineer, registered with Individual Taxpayers' Roll ("CPF/MF") under # 112.583.283-00, both expressly renouncing, at this time, to all benefits as set forth in articles 827 and its sole paragraph, and 835 and 837 of the Brazilian Civil Code.

7.	VALIDITY OF THE AGREEMENT:

a)	CONSULTANT shall not assign any of its rights or obligations hereunder without the prior written consent of CLIENT.
b)	This Agreement and all the obligations and benefits hereunder shall inure to the successors and permitted assigns of the parties hereto.
c)	This Agreement shall be effective (the “Effective Date”) upon delivery of first loan guaranteed by CONSULTANT for CLIENT in the amount of at least R$500,000.
d)	The Agreement has a term of 12 months commencing from the Effective Date and may be extended for an additional 12 months upon the mutual written agreement of the parties.

8.	TERMINATION OF THE AGREEMENT:

The agreement may be terminated in accordance with the following rules:

a)	By CONSULTANT at any time on sixty (60) days prior written notice to CLIENT.
b)	By CLIENT at any time after the expiration the one hundred eighty (180) day period immediately following the Effective Date. If CLIENT shall terminate this agreement without cause prior to the expiration of such one hundred eighty day period, then CONSULTANT shall be entitled to be paid the Monthly Amount for an additional three months following such breach. For purposes of this agreement “cause” shall include, without limitation, termination by CLIENT due to breach of this agreement by CONSULTANT.
c)	In the event of any termination of this agreement for any reason, CLIENT shall settle any outstanding obligations or liabilities guaranteed by CONSULTANT (or affiliates) pursuant to this agreement and/or remove such guarantees by CONSULTANT (or affiliates) within one hundred eighty (180) days of the termination.
d)	In the event of a Sale of CLIENT to a party introduced by CONSULTANT during the term of this agreement, CONSULTANT covenants and agrees that CONSULTANT shall continue to comply with and be bound by the provisions of Section 4(a) and 4(b) of this agreement which provisions shall expressly continue to survive for a period of one hundred eighty (180) days after the expiration or termination of this agreement, except that the provisions of paragraphs (d) and (e) of Annex I attached hereto shall survive indefinitely.

9.	CONTRACTUAL FINE:

If the CLIENT cancels this agreement without cause (as herein defined) on less than six (6) months’ notice, it shall be obligated to pay to CONSULTANT an amount equal to three months of the Monthly Fee.

10.	GENERAL PROVISIONS:

a)	This agreement is signed in both languages English and Portuguese. In case of any dispute or disagreement, English will prevail and will be the governing language of the contract.
b)	The parties acknowledge and agree that Lakeland USA is not a party to this agreement and shall not be bound by the terms and provisions hereof or in any way liable hereunder.
c)	Brazilian Law is the substantive applicable law to this contract.

11.	DECLARATIONS:

The signatories to the parties declare, under penalty of the law, that they express, in this document, their legitimate desires, having technical skill and / or being assisted by professionals with expertise to understand all the terms and conditions herein, and may not claim error and / or ignorance to evade the fulfillment of their obligations herein agreed.

12.	DISPUTE RESOLUTION:

The parties elect the Arbitration and Mediation Center of the American Chamber of Commerce in São Paulo (AMCHAM), to settle by arbitration any questions or issues arising out of this instrument, no matter how privileged, under the Rules of Arbitration of said Institution, as well as according to the following provisions:

a)	The place of arbitration will be the City of São Paulo, State of São Paulo, Brazil.
b)	Each party shall appoint one arbitrator. The arbitrators appointed by the parties shall, jointly, appoint the presiding arbitrator. If the arbitrators do not reach an agreement concerning the appointment of the presiding arbitrator, the appointment shall be made in accordance with the Arbitration Rules of the Arbitration and Mediation Center of the American Chamber of Commerce in São Paulo (AMCHAM).
c)	The parties further agree that only a citizen of the United States shall be appointed as presiding arbitrator, and that at least two of the three arbitrators must be citizens of the United States.
d)	The language of the arbitration will be the English.
e)	The arbitration will be confidential. Both parties shall not reveal to the public any information about the existence and the result of the arbitration or about documents and other evidence produced during the proceedings subject to the requirements of applicable law, including, without limitation, the rules and regulations of the U.S. Securities and Exchange Commission.

f)	The Courts of the City of São Paulo, State of São Paulo, Brazil, will have competence to decide on urgent measures before the setting up of the arbitration panel. After the arbitration panel is established, the arbitrators will have the power to maintain or review any urgent measures held by the State Courts.

In witness whereof, the parties execute this Agreement in two equal counterparts, before two (2) witnesses.

São Paulo, 27 June of 2014

/s/ Luiz Alfredo Mader
/s/ Laercio Longo	/s/ Eduardo Fernandes Tavarez
CONSULTANT	CLIENT
WITNESS:

NAME:	NAME:
CPF:	CPF:
RG:	RG: